Exhibit 16.1

11 APR 2014 Our Ref: C982/adr/ic/u14

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
USA

Commissioners:

We have read the statements regarding the change of auditors that we understand China SHESAYS Medical Cosmetology Inc. will include in its comprehensive annual report on Form 10-K for the fiscal years ended December 31, 2012 and 2011 to be filed with the Commission. We agree with the statements concerning our firm in the report. We have no basis to agree or disagree with any other statements made in the report.

Yours faithfully,

/s/ BAKER TILLY HONG KONG LIMITED

BAKER TILLY HONG KONG LIMITED
Certified Public Accountants

Hong Kong

An independent member of Baker Tilly International